Exhibit 99.2
                                                                    ------------

                                                                  STAAR Surgical
                                                           Moderator: Doug Sherk
                                                                  09-10-03/07:00
                                                          Confirmation # 6235713
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                                 STAAR Surgical

                              Moderator: Doug Sherk

                                 October 09 2003

                                 10/09/03 07 00

Male Speaker:         Good luck, guys.

Male Speaker:         Thanks.

Operator:             Good  morning,  ladies and  gentlemen,  and welcome to the
                      STAAR  Surgical   conference   call.  At  this  time,  all
                      participants are in a listen-only mode. Following today's presentation, instructions will be given for the question and answer session. If any one needs assistance at any time during the conference, please press the "*" followed by the "0". As a reminder, this conference is being recorded today, Thursday October 9th of 2003. I will now extend the conference over to Mr. Doug Sherk. Please go ahead, sir.

Doug Sherk:           Thank you, operator and good morning  everyone.  Thanks to everyone for joining us at this early hour which we needed to arrange for given the schedules of the various  doctors that agreed to  participate  in this call as well as David
                      Bailey who is in Switzerland.  This is Doug Sherk with the
                      EVC group,  investor  relations  council to STAAR Surgical
                      Company.  Thank  you for  joining  us this  morning  for a conference  call to review  the  positive  recommendations
                      issued  by  the  U.S.   Food  and  Drug   Administration's
                      Ophthalmic  Devices  Panel of the Center for  Devices  and
                      Radiological  Health on  Friday,  October  3rd,  2003.  In
                      addition,  this  morning  the company  issued  preliminary results of the third quarter  ending October 3rd, 2003. If you  have  not  received  a copy of this  morning's  press release, you can call our office at 415-896-6820 and we'll get one to you as soon as possible.  Additionally, we have arranged for a tape  replay  of  this  call  which  may be
                      accessed   by  phone.   This   replay   will  take  effect
                      approximately  one hour  after the call's  conclusion  and remain in effect through Thursday,  October 16th, at 09:00
                      P.M. Eastern Time. The dial-in number to access the replay
                      is   800-405-2236   or  for   international   callers  the
                      303-590-3000 and both need to use the pass code 555652 and the number sign.  In addition  this call is being web cast live  and will be also  archived.  To  access  the live or
                      archived   web   cast,   go   to   STAAR's   web-site   at
                      www.staar.com. Before we get started, during the course of this conference call the company will make  projections or
                      forward-looking   statements   regarding   future   events
                      including  statements  about domestic sales, the status of

                                                                  STAAR Surgical
                                                           Moderator: Doug Sherk
                                                                  09-10-03/07:00
                                                          Confirmation # 6235713
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                      its FDA filing for the implantable  contact lens, clinical results for the implantable contact lens and the company's beliefs about it's revenues and net loss for the third quarter ending October 3rd, 2003 and the full year ending January 2nd 2004. We wish to caution you that such statements are just predictions that involve risk and
                      uncertainties.   Actual  results  may  differ  materially.
                      Factors that may affect actual results are detailed in the company's filings with the SEC including its most recent filing of Form 10Q and 10K. In addition the factors underlying the company's forecast are dynamic and subject to change, and therefore, the forecast are to be only as of the date it is given. The company does not undertake to update them, however they may choose some time to time updates and if they do so, they will disseminate the updates to the investing public. We have allocated one hour for today's call. With those administrative details out of the way, I would like turn the call over to David Bailey, President Chief Executive Officer, STAAR Surgical Company.

David Bailey:         Thanks a lot, Doug, and welcome to everybody.  The primary purpose of this call is to update investors on the outcome of last Friday's panel meeting which reviewed the ICL PMA.
                      Joining me this morning is Dr. John Vukich and Dr. Stephen
                      Slade, both of whom presented at the panel meeting. We will open up for comments from John and Steve, but first I would like to make some introductory remarks. First and foremost, I would like to state that we are delighted with the positive panel recommendation with the ICL and are excited about the prospect of bringing such a breakthrough technology to the U.S. market. As the FDA pointed out to the panel members on Friday, this is indeed a first of the current technology. This was the first time the FDA or the panel have been presented with data on the lens for placement into the eye of patients as young as 21 years of age with a refractive error. As such, we knew our data would undergo exhaustive scrutiny. Anyone with experience with panel meetings, especially first of the kind devices, would know that the panel exhaustively discusses all safety issues at the meeting prior to finally rendering an opinion regarding reasonable assurance of safety and efficacy. In this sense, we feel the panel, the three primary reviewers and the FDA did an exceptional job in exploring and investigating all aspects of our file. This was particularly onerous given the file had been granted expedited review. With this background to have undergone appropriate scrutiny and to have come through with such a positive panel recommendation by eight votes to three is a hugely positive outcome for the company and one with which we are both delighted and very excited. In the same way, back in 1995, the regulatory bodies were presented with

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                                                           Moderator: Doug Sherk
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                      the first landmark study by Summit Technologies requesting approval for ablation of the cornea to treat myopia. Let me remind everyone what happened during that meeting. That first of that kind panel review lasted some 13 hours and during the course of the discussion, there was actually a vote to disapprove the laser. This vote was tied, but the panel chair opted to continue the discussion with the final vote some hours later, 13 to one in favor of the conditional approval. Many of the approval conditions focused on longer term follow-up and safety issues, typical of a first of the kind product and very similar to last Friday's meeting. We have always felt that the trial results with the ICL were outstanding. We also believed
                      that  a  controlled  market  launch,   linked  to  careful
                      training, would deliver similar outcomes post- approval. This has certainly been the case with our most recent approvals in Canada and Korea and we have committed to follow the same model once we have approval granted in the U.S. As you know, our file was submitted on May the 8th and in late June we received notification from the FDA that it would receive expedited review. That expedited review placed a huge burden of work on both the agency and staff. Just getting to panel by last Friday was a huge achievement for both parties. Please be aware that STAAR did not receive the comments from the three primary reviewers until one week before the actual panel meeting. Many people did not notice that at the end of Friday's meeting that the next panel meeting, which we believed would review the other phakic implant that had received
                      expedited  review,  was  canceled   following   discussing
                      between the FDA and the sponsor - testimony to the fact that it is difficult to keep expedited reviews on track. Throughout the whole process, we remained confident in both the product, the patient outcomes, and in our belief that ophthalmic surgeons want a second option for those patients who do not do well with existing options. LASIK is an excellent procedure, but like all technology, it has its limitations. For the ground breaking ICL, we obtained a wide ranging recommendation in terms of correction. Minus three to minus twenty with one real focus of
                      concern.  Not  cataract,   as  many  had  predicted,   but
                      endothelial cell counts which we were fully prepared to address and feel very confident in the long-term outcomes with the product. There has been little mention of the presentation which was given during the public section at
                      the  beginning  of  the  meeting.   Dr.  (Shell  Horn),  a
                      prominent refractive surgeon from the Navy, based in San Diego, is not a paid consultant to STAAR and traveled to the meeting at his own expense to present a very forceful clinical argument to the panel for the need to approve new and alternative technologies in the area of refractive correction (i.e. implants). Anyone who listened to his presentation could not fail to be impressed by his data and his arguments. As a company, we have yet to find any

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                                                           Moderator: Doug Sherk
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                      ophthalmologist  who when  exposed to ICL  surgery  either through direct training courses or actual surgery is not favorably disposed to the product and does not see a place for it in their practice. The only debate is over the exact cut-off versus alternative refractive procedures. My view on this is very clear and very simple; let the individual doctor decide for his particular patient. A wide ranging approval gives the U.S. surgeons the optimal
                      decision   tree   for   his   patients.   Following   this
                      presentation, we then moved to the main part of the meeting and the presentation of the formal ICL data. In our opinion, the efficacy data is excellent and in this regard, there were some very favorable comments from panel members. I am reluctant to take such comments out of context but overall, it was clear we had a very low complication rate amongst the large number of cases. This, combined with the excellent patient outcomes and high expectation satisfaction, could not fail to impress anyone who was listening. On all parameters, we exceeded FDA guidelines for this category of implant. One section of the presentation by Dr. Hank (Edelhauser) focused on the issue that will, with hindsight, clearly cause the most concern to any panel member for any phakic implant under review. The effect of both the surgery and the implant (indiscernible) on the corneal endothelium. This is a layer of cells on the inside of the cornea, that if studied carefully, can be a very sensitive indicator of the underlying stress to the cornea from any procedure both intra and extra- ocular. In preparation for this topic we asked Hank, who is the U.S., if not the world expert on the subject, to join the team in preparing for FDA submission. As one FDA panel member stated and I'll paraphrase, if Hanks does not know the answer, no one does. We firmly believe Hank's view that the implantation of the ICL will have no long-term effects on the corneal endothelium. Hank's comment to the panel was very clear,
                      he  could  find  no   mechanism  to  support  a  long-term
                      acceleration in the rate of decline of endothelial cells with the ICL. Hanks presented data to show that the decline seen over the three-year period was due to the initial surgery and not a chronic phenomena related to the lens. We already knew we have the best material in this regard. We have presented data from peer review articles to support the inert nature of the Collamer material along with the lack of inflammation in the eye following implantation of the lens. This is a critical fact, in the trial we use the most sensitive measure of information possible and detected no change from baseline. This is not the case with published data on other phakic lens styles. With no information, it is difficult if not impossible, to postulate any underlying mechanism for concern regarding
                      the  ICL's  long-term   effect  on  the  cornea  following

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                                                           Moderator: Doug Sherk
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                      implantation.  In  addition,  we have an optimal  position within the eye, the further away you are from the cornea, the less chance there is of an interaction. In order to provide additional reassurance, we proactively began to collect four-year cell count data. At the time, we submitted to the FDA, we had 57 patients at four years showing a gain in endothelial cell counts between years 3 and 4 thus reinforcing our expert's opinion re: surgical remodeling. As of today, we have additional patients on which we have collected both three and four year data. This data supports the positive trend we've already seen and is very encouraging. We will however continue to collect as much data as possible, and feel confident, that the world's expert is correct and there is no mechanism by which the lens contributes to an increased rate of cell loss over time. We are equally confident that this will not be case with other products made of materials other than Collamer and placed close to the corneal endothelium in the anterior chamber of the eye. In this regard, it is
                      our  opinion   that  the  greater  the  scrutiny  on  this
                      particular parameter, the greater the barrier to entry for competitive products. From the safety point of view, the panel clearly wanted more long-term comfort on this particular issue and requested longer follow-up on the endothelial cell count sub-group. They could ask that the four and five year data be gathered before approval and all grant approval and ask for follow up post approval. At this point, the Chair asked for a straw poll, not a formal vote on this issue, and at that time voted six in favor of more data before granting approval. Please note that this was a not a formal of vote of approvability of the device. It was clear the concern was very specific and once addressed by further debate and post market follow up, allowed them to vote by a large margin of 8 to 3 for approval of the implant. Within this vote, we would want to point out that all three primary reviewers who were recognized experts in the field of refractive surgery and whose job it was to thoroughly review the data for the panel members, voted for approval. There was clear comfort with the other safety parameters expressed in the file reflecting the generally low complication rates in the cohort. Once again, this was commented on directly by panel members. This was evident during much of the discussion although the panel did focus on the slightly elevated level of complications in the highly myopic
                      series,   where  baseline   complication   rates  in  this
                      population are higher. Please note it was the data in the files of the high myopia group that resulted in the expedited review. Much of the other points raised in the discussion, including those voted on to be included in the labeling, are to a large extent included or covered in the
                      training   routine  used  for  the  ICL  in  international
                      markets.  I will leave further  comment on these points to

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                                                           Moderator: Doug Sherk
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                      Steve and John during our Q&A  session.  I trust the above helps investors clarify both what happened at the meeting and the fact that it does represent the norm for first of the kind technologies such as the first excimer laser and the first phakic implant. We expected this kind of scrutiny and yet, we're able with the quality of the data present in the file to obtain an exceptional outcome. We are delighted. Before I open up for questions, I would like to make some brief comments about the third quarter revenue results announced this morning. As you will have all seen, we reported revenues of approximately $11.9 million for the quarter which shows growth over the same period last year but is below market expectations. While a little disappointing, I am delighted with the turnaround in the U.S. business that we are beginning to see this quarter. We had committed to shareholders to halt the decline in this high margin business in the second six months of this year. In quarter three, we actually grew the U.S. by approximately two percent versus prior year quarter compared to a three percent decline in quarter two comparisons. This is truly an important milestone for the base business. The growth we saw in specialty lenses in quarter two has accelerated still further and we expect this to continue going forward. Further improvements in our injection systems will underscore IOL market share gains in the future. In international, although we saw an increase in ICL sales overall, two factors impacted total international sales during the quarter and brought them in below expectations. There was a greater than anticipated summer slowdown in procedures, particularly in refractive, and we saw temporary slowdown in growth of the base
                      cataract  business  as  we   systematically   planned  the
                      transition  to  more   differentiated   in-house  products
                      through more effective distribution channels. We will share more details on this in the late October conference call when we report third quarter results in more detail. I would now like to turn the focus back to last Friday's panel meeting and the outcome that was achieved by the company and I would open up for John to make any additional comments.

John Vukich:          Thank  you,  David.  My name is John  Vukich  and I am the medical monitor for STAAR Surgical and was involved in the presentation to the FDA. This was really a landmark decision for the FDA from a number of perspectives. I think it's important to put this into the context of what the FDA has approved in the past. This is the first implant of any kind intraocular lens implant of any kind that was deemed approvable for patients younger than 60 years of age. In fact, it was deemed approvable for patients as young as 21. This is a significant change in the level of scrutiny that the FDA would apply to any implant, excuse me, and clearly the ICL passed that level

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                                                           Moderator: Doug Sherk
                                                                  09-10-03/07:00
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                      of scrutiny.  But it is the first  refractive  intraocular procedure ever deemed approvable by the FDA, once again a landmark in terms of the way in which we think about refractive errors and how they can be corrected. It is the first procedure ever deemed approvable for extremely high myopia, 15 diopters or more, were included for the reduction of myopia as an approvable on this implant. Again, offering new hope to patients who previously have had no other option. And finally, it is the largest range of myopia that's ever been approvable in a refractive procedure going from minus 3 to minus 20. I think all of these things in total bare the weight of the landmark decision that really is important in terms of what it looks at in terms of safety and efficacy and how the FDA
                      has  to   judge   these   things.   Clearly,   it  is  the
                      responsibility of the FDA to be thorough on their scrutiny and to this extent they were very thorough and they did deem this was an approvable product without further study prior to their approval. They also found that there was a responsibility, however, to continue to show the safety. And we certainly agree with that. I think it's not only a
                      responsibility   but  our   commitment   to   continue  to
                      demonstrate this product is not only efficacious, which has been well-demonstrated, so that it continues to have a safety profile that we can all be confident in. This is a dramatic breakthrough in the world of refractive surgery and as the first of its kind we are very proud to be able to bring this to market.

David Bailey:         Thanks  John.  Steve,  would  you  like to add  any  brief comments before we move to the Q&A?

Stephen Slade:        Well,  I would just  second  John's  comment.  I have been involved  with three of these and multiple  meetings  with the FDA.  The impact,  the options  that this  presents to doctors for their patients, again, the simple fact that it
                      came  to  an  expedited   review.   I  --  you  know,  the
                      ophthalmology community is thrilled, I can guarantee you that. Having gone through training virtually all of the LASIK surgeons in United States today, I have a good feel for what they are after and this is so very positive for ophthalmologists.

David Bailey:         Thanks  Steve.  Operator,  can we open up the questions at this time?

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                                                           Moderator: Doug Sherk
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Operator:             Thank you,  sir.  Ladies and  gentlemen,  at this time, we will begin the question and answer session. If you have a question, please press the "*" followed by the "1" on your push button phone. If you would like to decline from the (calling process), press the "*" followed by the "2". You will hear three tone prompt acknowledging your selection. Your questions will be pulled in the order they are received. If you are using speaker equipment, you won't need to lift the handset before pressing the numbers. One moment please for the first question. And our first
                      question  is  from  Ryan  Rauch  with  SunTrust   Robinson
                      Humphrey. Please go ahead with your question.

Ryan Rauch:           Good morning, guys.

David Bailey:         Good morning, Ryan.

Ryan Rauch:           Good  morning,  just a couple of quick  questions  for the physicians. First, Dr. Slade and Dr. Vukich, I mean maybe if you will each answer, how do you think the ICL will be integrated into your personal practices? What level of myopia do you think that you are going forward once approved treat patients with the ICL? Just to give us a better perspective with patients with thin corneas and other things where the ICL might be, you know, deemed a procedure that should be used more often, can you just give us a little feedback with respect to your own personal practices and where you see it going forward?

Stephen Slade:        Can I take a stab at that?

John Vukich:          Sure.

Stephen Slade:        Personally,  just in anticipation of this approval, I have already knocked out walls in my office and put in a procedure room so that we can implant these in the office and with the microscope and an O.R. bed and the whole bit next to the three lasers that we have in the practice. As far as who will put it in, now we are doing custom LASIK a lot, that's not approved for anything beyond about six and a half or seven so certainly that group and below. Over seven is already 30 to 40 percent of your myopes. So I suspect we will be doing it a lot, I suspect that and I think John will comment on this difference in visual quality between the two procedures but it's again just very positive for us, for ophthalmologists, for clinicians because it's very positive for our patients.

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John Vukich:          Well,  I can  certainly  speak to that as well.  I think a
                      part  of  it  will  be  driven  by  indications,   corneal
                      indications and level of myopia and I think that will be part of what we do. But there is also the positive word of mouth. I practice in a very small community, Madison, Wisconsin which has a population of under 200,000 and we have several hundred patients as part of the clinical trial in this community over the course of four years. And simply through word of mouth and just the personal interaction, these -- this small -- this small group of individuals who had, we are getting phone calls on a regular basis and are developing a waiting list that is substantial. So I think, it's not only going to be driven by the decision the doctor makes but clearly by the patients who have had a dramatic benefit. So, just speak to the actual range, I think that's going to be a moving target. Having had significant experience with it, I am certainly comfortable with the entire range of correction. I believe that the -- our current approval for custom
                      LASIK does form a pretty natural breakpoint. However, where patients were looking for the premium product, if you will, for the highest quality of vision they will seek the custom LASIK but really cannot have that above -6, above that level, if they want that same quality of vision, it's going to be the ICL and then we have a number of studies really substantiate the quality of vision. And beyond that I think there are other features that really do appeal to the patients, the potential for immovability, and the potential for corrections that again have certain flexibility that we don't necessarily have with LASIK. So, I think the target audience -- the target -- this patient is going to be a moving target but I think we are going to start in that range of -6 and above will be pretty standard.

Ryan Rauch:           Okay,  and then just two quick  follow ups,  maybe you can each take them separately. The first is how difficult is it to perform an ICL procedure, I mean with respect to the skills that a normal cataract surgeon might have, that's the first one. Then number two, what is the endothelial cell loss, I mean it's my understanding in early clinical data that the endothelial cell loss for the Ophtec device based on the fact that it's an anterior placed ICL is actually higher than what we saw in the core clinical trial for STAAR. So, can you comment since that seems to be the muchly debated topic with what you seen in the endothelial cell loss with the competitive product?

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John Vukich:          I will start off with the training  aspect, I have been in charge of training both internationally and in the U.S. and I have trained several hundred surgeons in the technique. We certainly have learned how to do this better over the course of the clinical trial, we have refined our teaching technique and have come to the point now where we have a very standard technique that is extremely easy for surgeons who are comfortable inside the eye to duplicate. In fact, all of the steps are familiar to an anterior segment surgeon and doctor who does cataract surgery already and all of the steps are easily translated into the ICL. The nuances of the technique are a few but certainly important points that we do know how to stress and emphasize, how to do it correctly. So, as far as training, I think this is not just for the gifted and talented or the rare few who have extraordinary skill. I think that any surgeon who can do a good job with cataract surgery which, of course, is the majority of cataract surgeons I think can easily bring this into their practice with a great deal of comfort.

Stephen Slade:        As far as training,  I do have some  experience -- this is
                      Steve Slade again -- I did have some experience there. I directed the LASIK courses in the United States and internationally. At Bausch and Lomb, we trained some 8,000 doctors. Again, virtually everybody is doing it. LASIK, when it first came out, everybody said, oh my gosh, this is, you know, only for the corneal surgeons and you know, we certainly showed that was not true but STAAR ICL and I have said this to the panel, this is cataract surgery with most of the steps left out. You make an incision and an injection of the lens and that's exactly what people do with modern clear cornea cataract extractions. I don't training will be fun but, I mean, I think that's the only word you can use for, it will be fun. John gives seminars up in Madison. There is a Dr. Juan Baile who gives seminars currently before approval and in the Dominican
                      Republic and in Mexico just as a gauge of physician interest, those things are built for life. As far as the competing product, the Ophtec lens and the endothelial cell count, I really don't know their data myself as (indiscernible) John does.

John Vukich:          Actually I can speak to (Optek) for the data as well but I can't  speak to the  endothelial  cell issues with the ICL and that is that -- whenever there is a surgery inside the eye, we anticipate there is going to be some change in the
                      endothelium.   That  is  just   inherent  in  the  initial
                      procedure. The real issue was, is there some long term acceleration of the natural aging process and that really is the key. All of the data we have so far supports the conclusion that, that is not the case and that is exactly

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                      what drove the panel position to approve this by an 8 to 3 margin. However we are making decisions that affect the life time of the patient where 21 year old patient could expect to have this implant servicing their vision for several times as long as they have already been alive, so it is prudent to continue to monitor that and quite frankly, I think it's something that is important and we are committed to do no matter what but that's simply a reasonable precaution that the FDA has asked and something we don't disagree with at all. But the point is, what we believe is an extraordinarily good safety profile, is going to carry forward and that's exactly what we've seen to date.

Ryan Rauch:           Okay, thanks a lot.  Have a wonderful day.

Operator:             Thank you. Our next question comes from Kate Sharadin with
                      Pacific  Growth  Equities;   please  go  ahead  with  your
                      questions.

Kate Sharadin:        Good morning everybody.  My questions are directed towards the surgeons on the call.  Conventional  LASIK is approved up to much  higher  levels  than -6 and I'm just  curious, maybe some comments on why you, both of you in particular, might turn patients away from LASIK,  conventional  LASIK, outside of the custom range.  I mean, we all see, I guess,
                      I think for all our  listeners  on the call,  if you would turn  away  a  LASIK  patient,  may be in a -8 or a -9 and
                      perhaps   recommend  a  phakic  IOL,   are  there   issues
                      associated   with  the  LASIK  procedure  that  are  still
                      inherent in a custom procedure just vis a vie just the fact that you are doing a permanent correction that might, maybe give the patient a reason to even rethink in the lower ranges (indiscernible).

Stephen Slade:        Okay I will. I will take a stab at that.  LASIK is a great procedure  and  it's  not as -- this  versus  that.  It is having more tools to customize,  if you will,  the patient to --I  believe  what  the  operation  you  choose  to the patient,  and with LASIK,  you get into trouble and I have been in refractive  surgery for 20 years.  With LASIK, you get  into  trouble  when  you -- or  with  any  refractive surgery,  when you push the operation past this limit.  RK did  that,  PRK did  that  and we have  done  that to some extent with  LASIK.  So, this is just great for the higher myopes.  Your question of why not use  conventional  LASIK for over 6.  Custom is better.  We should be  sticking  to custom in my  opinion.  You  induce  the  aberration  with patient  with  conventional  over 6, you simply  don't get with the ICL.  Now,  further  remember  all of the  custom approvals were not -- for LASIK,  we are not taking people and robbing their aberration.  We are simply inducing less aberration to the majority of the  patients.  Custom LASIK is  wonderful,  but  it is  still  does  have  aberrations
                      associated   with  the  procedure.   So,  I  think  on  an
                      individual case by case basis whether the --- breakpoint is four, five, six or seven, I think it's going to depend, but certainly this is a much needed and very exciting addition to our practices.

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Kate Sharadin:        Okay.  I guess,  following  that  comment then down in the custom of the approved custom ranges, since you are not -- you are just reducing the number of aberrations given would not a phakic implant have less aberrations in a patient that might be, let's say -4 or -5?

John Vukich:          Well the issue with the  aberrations  and we have actually looked at this, we have done aberrometry on patients with LASIK as well as with the ICL. The ICL does not induce additional aberrations and even with custom LASIK, we have seen that there is a tendency to at least keep it the same
                      -- some patients actually have slightly more aberrations even after custom LASIK. But, in fact with the ICL, the optical system of the eye is left relatively unchanged with the exception of the implant power that is used to treat the myopia. So, the optical quality is quite high.
                      The ability to make an optic that corrects myopia is well known technology, so there is no surprise there. I think the issue is really going to be as Dr. Slade had said, the option of looking at what best fits the patients needs. I don't think anyone is suggesting that LASIK is going to go away. It is a good procedure and in fact it works quite well. The fact that there are patients, for whom corneal correction may not be the best option, has been known for since the beginning corneal correction for refractive indication. But, in fact we had no other option. Now that we have this choice, I think we are going to see the use in a range that will expand based on the experience that surgeons have with it. Just like LASIK when it first was introduced as an option to PRK, it was really just for the very high myopes and in fact that's how it was positioned.
                      And as the comfort level with the technique as the procedural quality improved and as the optical quality was established and safety profile was established, LASIK became acceptable through the entire range of correction and I'm confident that the exact same thing will happen with the ICL.

Stephen Slade:        There are a few other points that are also important here.
                      The IOL, you can take out.  Obviously,  you wouldn't  want to, you better not do that all the time,  but  fearless of
                      it,  you  can  take  it  out,   it  has  that   aspect  of
                      removability and then with the post-reversibility of effect. You don't have that with LASIK. The second point is this is not a dose dependant operation. In LASIK the more surgery and if the more the patient is myopic, the more surgery he has to do. More aberrations are induced the deeper you got into the cornea so and so forth. The
                      ICL is the exact same procedure, exact same impact on the eye whether it's a -3, or -23. So it's simply that the very best results with the ICL were in the lower ranges.

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David Bailey:         Kate,  just from the company point of view, I just like to reiterate what I have said in my opening remarks. What I'm pleased about is that, we are going to be adding to the doctors armamentarium, so that they can choose the best procedure for their individual patients and I think that's only good thing for the surgeon, I think it's good thing for refractive surgery overall because it will improve the overall outcomes of the patient pool that's undergoing surgery. LASIK is a great procedure. I ran the LASIK business internationally for Chiron Vision and then Bausch and Lomb. But as Steve said, it has its limitations. And what I'm delighted about here is that, we are moving
                      forward  to  offer  the  U.S.   refractive   surgeons   an
                      alternative. It's going to be a wide raging alternative, which is excellent and they will choose. From a company point of view, LASIK is very good. We are just bringing forward an alternative technology to improve the overall armamentarium and the individual doctors in the U.S. will hopefully have the opportunity to select what they believe is right for their individual patients, and I think that can only be good for the whole industry.

Kate Sharadin:        Okay, thanks very much.

Operator:             Thank you. Our next question comes from Jason Bedford with
                      Adams Harkness. Please go ahead with your question.

Jason Bedford:        Hi guys, good morning.

David Bailey:         Good morning Jason, how are you doing?

Jason Bedford:        I'm doing well.  Thanks Dave.

David Bailey:         Good.

Jason Bedford:        My first question is for Dr. Slade and Dr. Vukich.  Do you think  that this  endothelial  cell loss  issue  will be a
                      hindrance   to   adoption   just  in  terms   of   patient
                      apprehension?

Dr. Vukich:           I will  start with that one. I really  don't  believe  so.
                      This is something that is -- it's inherent in any new technology that there will be questions that are simply unknowable to the burden of proof that there could be no chance that there would ever be a problem. That's simply unknowable. We faced that with LASIK when it was first introduced. Could there be corneal problems long-term? And the answer was, unknowable at that time, but all the indicators suggested there wouldn't be and in fact time has bourn that out. We have, at this point now, excellent data to significantly go through the argument that this is safe. In fact, the panel agreed it was safe as is, but wanted to continue to watch. So, I think that that's not unreasonable and I believe that it's something that anyone understands that we can't predict 20 years into the future, but we certainly can look at what we know now and try to make a reasonable and informed judgment based on that information. And at this point I think patients will agree with the FDA panel and that is, it looks safe at this point and we think it's a reasonable thing that a reasonable person would select for their vision.

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(John Vukich):        The  very  first  LASIK  in  United  States  was  done  by
                      (indiscernible) in `91 and with -- not again, not as John (indiscernible) not a lot of ideas about long term follow-up. We do have long-term follow-up on this -- a large body, some 30,000 cases of international experience. We had just a handful back in 1991 with LASIK. As far as the endothelial cell count being a barrier to patient entry, I don't think so all if you have ever read any package insert with any drug or any informed consent from any doctor for any surgical procedure, I mean it's -- this is not a factor. In fact, what I believe will happen because this will enhance refractive surgery as a whole that it will expand all of the numbers for all procedures, I mean, will be doing a lot of these, I think all of them will be doing more LASIK, will be doing everything. I think the whole field will grow. And then again, don't underestimate the simple fact that you can take this lens out. That's a huge -- that extremely attract patients in my experience, that potential and possibility.

Jason Bedford: Sure. Okay great. And then secondly, any idea the percentage of your practice out there has anterior chamber depth less than 3 mm. I know that was brought up on the call, any idea of that?

John Vukich:          In myopes  it's very  small.  I think the actual  trial is what, 4 or 5 percent, but in myopes it's very, very small.

Stephen Slade:        Right.  Within the clinical trial itself, the patients who had 2.8 to 3.0 represented 5 percent of the cohort. But, in terms of the actual selection process -- it is unusual to have something less than 3 -- that just doesn't -- it is not an issue as far as I can tell, it won't be a problem to enroll patients to have this done.

Jason Bedford:        Okay,  super. And then my last question,  this may be best for Dave. You mentioned that you have additional data on endothelial cell loss. Will you be providing that to the FDA?

David Bailey:         Oh yeah.  We have been  collecting  since we submitted the file and actually pulling the patients back is hard work as John will give testimony to, but we are increasing the number constantly, and we have a schedule of when those dates are coming up. So, as soon as we pull that together and do the analysis, it will go into the FDA and Helene will deal with that. But, as I said in my opening remarks, that's an ongoing active process and I did indicate that the additional data that we got in so fast since we submitted, reinforce the conclusion that we kind of presented to the panel, eye surgical remodeling and not chronic loss to the lens.

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Jason Bedford:        Okay, super.  Thanks guys.

Operator:             Thank you. Our next question comes from Erik Chiprich with
                      Harris Nesbitt; please go ahead with your question.

Erik Chiprich:        Good morning,  this is Erik  Chiprich for (Joanne  Wench).
                      David a couple of questions for you. I know last week, there was a mention of a surveillance study, do you have any idea on how large, how long or how expensive this study would be or -- you know have any idea when these details would be determined?

David Bailey:         Well that would be -- they are  determined in  discussions with the FDA. The same surveillance study was requested as part of the Summit approval, you know, I was referencing
                      Summit earlier as a breakthrough technology. But, from what I understand that, that actually was never done and as you heard on the panel, there was a lot of discussion about a similar study that is being undertaken on the extended wear contact lenses. So, that will be determined following discussions with the FDA. Regardless, we are committed to follow through on that and to meet any requirements for the specified. But, I don't see it as in any way hindering commercialization of the product; I see it as to something that we will talk to the FDA about how we deal with that.

Erik Chiprich:        Okay.

David Bailey:         Yeah.

Erik Chiprich:        Also  could  you give us a number  on how many  physicians approximately  have  been  trained  in  Mexico,  Dominican
                      Republic so far?

David Bailey:         The -- we  have  had a lot  of  interest  --  considerable interest,  but I think it's  important to say that even if people have been through those  courses,  they will not be certified to use the lens. The final stage of the training will be  certification  by our surgeon  proctors,  and you heard me talk in the past that we are actively  recruiting those surgeon trainers now. The aim is to have up to 12 of
                      those   people  and   clearly,   they  will  be  the  rate
                      determining step on certification of doctors. What I do want to absolutely emphasize is that, we were in complete harmony with the FDA's comments regarding training. We believe that it should be systematic; we believe it should be certification. I also agreed with one of the panel members when she asked that certification could be removed if a doctor was not following the procedure and not that we trained and wasn't getting quality outcomes, but we could refer -- review that. So, we are really committed and dedicated, to a systematic training program. As I said

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                      in my opening  remarks,  that's how we launched Canada and that's how we have launched Korea, and that had exactly the outcomes we wanted, a slow steady buildup with good
                      quality   outcomes  --  outcomes  that  are  matching  the
                      clinical trial data and that's our long term goal.

Erik Chiprich: Okay, sounds good. And then also on the international, the ICL sales for the third quarter, I know you talked about the (seasonally weaker). Was there any resources that had been reallocated to the U.S. to help with the regulatory process or anticipated launch here of the ICL?

David Bailey:         It didn't particularly impact Europe although we do have a small  number of surgeon  trainers  who will  actually  be re-aligned  to help in the U.S.  once we get  through  the final stages of this whole thing. So, I think it's fair to say that you -- international wasn't particularly impacted by that.  Certainly  the  U.S.  organization  overall  was impacted by it. As I said earlier,  the  expedited  review put a huge amount of pressure on the organization  overall in almost all  departments.  So, it zapped resource in the
                      U.S.  not so much in  international.  We just saw a larger
                      than  expected   down-turn  in  procedures  overall  as  I
                      indicated earlier, but nevertheless, we still had growth and we expect that to start picking up in the fourth quarter. So, I don't see it as reflective of a long term trend, okay?

Erik Chiprich::       Great.  Thank you.

David Bailey: Actually Steve and John, there is one question I would like to ask you and it links to what was asked earlier about the 3 mm cut off. Could you just tell us, is it true to say that if there is an anterior chamber depth cut off that results in a diopter correction cut off or are the two not necessarily related. From your earlier comments, I would think that they are not necessarily related, but I just wanted to get that really clear?

John Vukich: No, they are not related and in fact the full range correction will be available. The anterior chamber depth would again tend to be larger in the higher myopes but the converse isn't always true and so this would not in any way limit the potential to use the full range of power.

David Bailey:         Thanks John that's good clarification, I appreciate it.

Operator:             Thank  you our  next  question  is from  Al  Kildani  with
                      Unterberg Towbin. Please go ahead with your question.

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Al Kildani:           Good  morning.  I wonder if the -- perhaps the two doctors could help with an understanding of where the procedure will ultimately be performed, I know Dr. Slade you mentioned knocking out walls, etc. I guess I am wondering if - this is a procedure appropriate thus for to be
                      performed   anywhere   that  LASIK  is   currently   being
                      performed.

Stephen Slade:        You can  certainly  do it in the  LASIK  operating  suite, which is exactly what we are planning to do. We simply knocked out a wall to expand where we have our lasers. So many doctors -- again the bulk of ophthalmology and cataract surgery and so many -- with so many cataract surgeons they have their own ASC, I'm sure they will do that and they are (indiscernible) in their (ASC). They will also be doing these in free-standing (ASCs). It is a good question, but they are (indiscernible) they are open to do this, already existing.

John Vukich:          One of the unique  features of this is that  unlike  other refractive technologies, there really isn't a barrier to entry for most anterior segment surgeons. This really is quite compatible with an existing cataract set up such that, the amount of time it takes to do the procedure, the facilities and environment clearly are compatible with the same that you would do a cataract in, so that you can add these in for anterior segment surgeon who has a cataract surgery a day, you can easily put these into line with the cataract surgeries without taking an additional half day out of the office or without the burden of a start-up cost. You don't have to build your own O.R. to do these.
                      The facilities already exist. So in terms of getting involved, the surgeons really don't have to put a lot of money upfront, which is extremely attractive. There is no half million dollar laser and aberrometer necessary to start this, and I think that's going to be a huge incentive for surgeons to look very carefully at this and to incorporate it with their practice.

Al Kildani:           Great, thank you. And a question for the company, you know
                      I did not obviously attend the meeting and heard little tidbits here and there as to how things went and I guess there was some question, someone raised a question as to whether it would be appropriate to call the product or use the -- the words contact lens in the name of the product.
                      Is that anything you have any sense for you had and do you expect to be able to call (with) an ICL?

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David Bailey:         Yeah. Great question,  Al. There was a lot going on at the meeting, even for people there, it was difficult to keep track of -- of all of the discussion. As I said earlier, it was very wide ranging. One of the panel members did raise that on the basis he felt, it would be confusing or misleading to consumers. We heard that point. We'll consider that and discuss it further with the FDA. Either way, I don't think that's going to in any way affect our ability to market the product very effectively. It's interesting that the ICL, per se, has kind of become a generic name for all phakic implants as opposed to a specific brand name but it does have a lot of brand equity and brand recognition. So it did come up. We will follow through with the FDA and have discussions on the overall follow up from the panel on that. That didn't particularly -- took the point, but we don't particularly see it as a problem. We'll work that through.

Al Kildani:           Okay, great. Thank you and congratulations on the positive
                      (hope).

David Bailey:         Thanks a lot.  Yeah, we were delighted.

Operator:             Thank you. Our next  question  comes from John  Calcagnini with the CIBC World Markets, please go ahead.

John Calcagnini:      Hey, good morning.

David Bailey:         Hey, good morning John.  How are you doing?

John Calcagnini: Good, thanks. I wanted to ask you guys. First, Dave, can you just tell us what ICL sales were in the quarter because you know, those, well, that looks like it was the source of disappointment in the period. I mean was it about 630,000, somewhere in that range?

David Bailey: I didn't want to get into the absolute number. It was up versus last year. It wasn't the only source of disappointment as I said the cataract business in international although it was -- I was delighted with the U.S. Cataract business was actually showing less of a growth because of those changes moving to proprietary products and moving to different distribution channels. But I want to get into that more on the conference call at the end of the month, John.

John Calcagnini:      Okay,  so you don't  want to say what ICL will be for this year and next year?

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David Bailey:         Not at the  moment,  I'd  rather get into that -- if we go
                      into   in   more   detail   at  the   quarter   end.   The
                      (indiscernible) is to say you know we were a little disappointed with the top line revenue, international was mainly the cause. There was a slowdown on the cataract and a slowdown on the procedures but we did see a growth and we've specified that in a press release and we expect that the ICL growth would pick up again in the fourth quarter.

John Calcagnini:      All right.

David Bailey:         And that -- you saw that in  September,  we expect that to continue throughout the whole quarter.

John Calcagnini:      Can you talk  about  your  U.S.  marketing  approach?  Has anything changed there? How will you market the ICL?

David Bailey:         Nothing  has  changed.  We set the  course out on the last conference call. The aim is to go direct, the aim is to use training and (proctoring) as that indicated and we are actually recruiting those trainers and proctors, Darcy and Nick are -- have been interviewing frantically and we've got some excellent candidates with a lot of surgical experience. Our aim is to set up training programs, to train as many doctors as would want to be trained. The rate determining step is going to be the proctoring, the certification, because we're determined to stay with that as we've done with the LASIK procedure. So we're -- and we've been doing a lot of segmentation in the market looking at where the customers are, target customers, etc.
                      So nothing has changed, we just moved ahead and with this positive outcome obviously, we're moving ahead even more quickly. So frantic activity.

John Calcagnini:      Dave,  there's another that I -- that comes to mind that's kind of similar situation going direct with the -- an emerging technology. And it cost them a lot more I think than people anticipated to go through the training and proctorship and so on. I mean do you, what do you sense is going to cost you? Do you think that current estimates for 2004 reflect the costs of that you are going to have to incur to embark upon that?

David Bailey:         Yeah,  we said it is going to cost us about 2.5 million on an annualized basis and we still felt pretty comfortable with that and we're ramping up now in terms of taking on these extra people to set up the training program. I mean, John, I think one thing I need to really emphasize on this. This whole training program is not new to us. You've heard both John and Steve, referring to international training. For the last two and half years, since I came just -- we set up a systematic training program based on the LASIK training that we've done in prior companies.
                      That's what we used in Canada and in Korea and that's been very successful. So you know we've been running this for

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                      two and a half years and fine  tuning as John said  early, fine tuning this urgent training cost, the exact method of implantation etc. So we're well set up for this. Now just to clarify, we will be -- we will have this direct sales force - say this direct proctoring force. They will do the surgeon training on the back of the training programs. Our current independent sales force which we are supplementing in some geographies with some direct people will be targeting the doctors, they'll be funneling them into the central training program and they will be following up, following certification of the surgeon. So it's a team approach, both central and the existing sales force. And we've had a lot of -- we feel good. We're well set to take this forward and I feel very confident with the team that we're putting together in the U.S. We've got a new director of education who has got a huge amount of experience in refractive surgery and I've talked about, you know the rest of the team. So we -- we again, we're very excited as Steve said, I think we are going to what add to the armamentarium of the refractive surgeon but I think also the training is going to be a lot of phone-in based on the training we've done so far outside the US and that's proving to be the case. I understand the point about risk of execution, but I think we've got the right people in place and that's always the case.

John Calcagnini:      What -- was the -- a question  for the  doctors.  I mean I think I just saw an ad  yesterday  in the  paper for LASIK
                      $499 per eye. What will you charge for the ICL procedure?

Stephen Slade         (Indiscernible) the discount is and it's worth noting that really nobody ever gets LASIK for $499. That's a payment which, that's the cost of this lens is a -- good thing because it will provide a support to keep the prices up and refractive surgery when you're having something done to your eyes and you're able to see (indiscernible) everything before every waking moment that's easily worth what it is and just a couple of -- a couple of also comments about the training. Again, directing the LASIK courses, we had at times a year waiting list and people were paying $2,000. Bausch and Lomb did not lose money on the training courses. I think in this situation, all people with STAAR, the doctors are often paying more to get into the training courses and there is (indiscernible) public I think is booked out into way into next year. The last comment I would make is if the original Summit approval, which they certainly had a much harder time than we did, despite the fact that they were operating outside the eye, we're going inside the eye but the original
                      Summit approval, that data -- if you look at their data, it's looks pretty good. They had somewhat over 50 percent of the people 20/20. Current LASIK data is around 90 percent 20/20. Our point is that, once you take a

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                      procedure,  put it in the  hand of  many  ophthalmologists with the experience of tens of thousands of patients, you get that kind of improvement in the procedure itself, think it's going to be edifying, fascinating and I can have a lot of fun, just see how much -- where the STAAR ideals or with the introduction of the atoric lens with and it's different (indiscernible) technology and what surgeons does, it gets more experience even though the data, we presented the FDA was better than the -- any data they've ever seen for that range of myopia and they gave us the (largest) approval that they've ever given anything in the range, just wait and see how good this is going to be. I mean this is -- this is great news for the papers. It's great news for LASIK, its great news for refractive surgery. It's great news.

Male Speaker:         I would concur with that, Steve.

Male Speaker:         I don't  think that we're  going to get a lot of push back on the  pricing in all  honesty;  the  patients  are quite willing to pay for their perception of quality.  Where the discounters  came in and quite frankly,  there is a lot of
                      (indiscernible)   which  is  going  on  there.   And  also
                      discounting as a business model has not proven very successful in many instances that is not been long lived as a business model. But the point is it's created confusion among the patients as to just what the value really is and what they are really purchasing. I think that will be abundantly clear with the implant, there isn't going to be a bait and switch, there is a -- reasonable price that will provide a superior quality of vision and I think that price really isn't the issue.
                      Patients value their vision and as they understand that this is a better quality alternative for their situation.
                      The patient, at least in my experience, as I presented this the patients who are not on my waiting list, they don't flinch. They basically feel that their eyes are worth it and they just haven't had a second thought.

Male Speaker:         Yeah. This is  (indiscernible),  that was the soft play. I mean there is not one discounter  who originally  came out
                      and  was  still  in  business.   Not  one  company.  There
                      (indiscernible) sort of failed. The CEO of the currently largest discounting LASIK organization has publicly stated that on average, they get $1,599 per case even on the advertised $499 or $599 and they get that by charging a $1,000 per (indiscernible), you know the only way you can get ---it's just -- you know. Again, I welcome the very -- you know this is a simple fact that the price of this will not be, you know (indiscernible) will be able to take it down to $299. It's -- that's a good thing. Because it needs to be -- the price needs to be reflected at the value of the procedure.

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Operator:             Thank you. Our next question comes from Neal Bradsher with
                      Broadwood Capital. Please go ahead.

Neal Bradsher:        Thank you. Well, as you guys know, I actually attended the panel  meeting  in person  and I have  been  amazed at the
                      misinformation   floating   around  about  what   actually
                      happened  at  the  meeting  and  I am  glad  that's  being clarified  now.  I didn't  get a chance to speak  with you right  after  the  meeting  but  the  question  that  kept recurring  for me through out the day was that the panel's focus on endothelial  cell loss and raised the question in my mind as to whether any anterior  chamber lens will ever be approved in the United  States and a couple of comments that came up over and over again  during  the day,  really raised that  question in my mind. I would love to get both of your  views,  John and Steve on that  issue and one was
                      that  Hank   (Edelhauser's)   comment  that  there  is  no
                      mechanism  for the ICL to cause injury to the  endothelium was clearly very linked to it's placement in the posterior chamber.  The lack of the  possibility of causing  pigment loss and so forth.  And obviously that statement  can't be made with respect to an anterior  chamber lens; at least I assume that's the case. Then secondly,  some panel members
                      did  refer  to  the  history  of  anterior   chamber  lens
                      disasters as I recall the phrase correctly. Now I assume that, you know data will be presented over time by anterior chamber lens manufactures but it does seem to me that there is potentially a huge bias here in the system based on the focus of the panel on the endothelial cell loss issue rather than on other issues that people thought would be the focus. And just connected to that I wonder if anyone would provide an opinion on something. David, you mentioned that (Optek) is not going to be on November 7th panel, is that your assumption as to who is on, I think everyone is assuming that. The timing of that seems to come right after the publication of the FDA's questions which showed the focus on endothelial cell loss. So, I wonder if anyone would draw a connection on that too.

David Bailey:         Well,  if I can  just  comment  on that  and I am going to reference back to my remarks earlier. From my perspective,
                      I always believed that we had the optimal material, highly biocompatible Collamer in the optimal position in the eye, the furthest  away from the cornea in terms of any kind of issues within the endothelium.  I, therefore,  really feel as I had said earlier that the more focus there is on this topic,  the more of a  barrier  of entry it is for all the materials and other  placements  within the eye. And to my mind that came across very clearly through the meeting.  I
                      haven't   seen  the  data  from  the  other   lenses   but
                      intuitively, I firmly believe that there was no mechanism with the ICL to cause information, the clinical trial

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                      showed  that was a more  sensitive  measure and after that discussion with the panel, certainly with hindsight, you can see that that's going to be a major focus of discussion with any phakic implant that goes through whether or not, they will get approved or not, it will be judged on the data that is presented. But certainly, we have just taken a product that has the lowest profile from that point of view through and other products don't match that. I did reference the data that's out there in terms of information and therefore possible mechanism. And when Steve showed us the slide on the information, we didn't move from the baseline and certainly if you map on to that, the same data from the published literature on other lenses where the (Optek) is in the anterior chamber, it's a very different profile. Steve or John, I don't know if you want to comment but that was just my kind of conclusion. I just wanted to reiterate that --

Male Speaker:         Okay. So now Dave has addressed the  scientific  issue.  I will  address  the  business  issue.  There is a couple of things  actually  that are -- that are very  fortuitous in that.  And I  think  Dave  covered  the  scientific  issue
                      (indiscernible)  but there are two other factors here that are kind of  interesting.  One is a very -- again there is fairly all the  scientific  reasoning is  (crystalled)  in behind the iris. From the patient's perspective,  it's not visible  behind  the iris.  The  ACIOLs  anterior  chamber lenses are  visible if they are in front of the iris.  And they asked us -- they know  that,  they can see that close
                      up. That's something that the  (indiscernible).  So that's one point.  The second  point is that about the  competing product not being able to go to the panel. Is it -- what's that  means  to us?  Or  what  that  means  to  STAAR I am
                      (indiscernible)  with STAAR,  what that means for STAAR is that  that  will  be  going  to the  American  Academy  of
                      Ophthalmology  which is the largest  annual eye meeting of ophthalmologists with the stage all to themselves. They'll have this recommendation for approval and that will be the first, the only intraocular technology,  the widest range, all of this.  No  competing  technology.  Ophthalmologists sort of stick their heads up out of the sand twice a year.
                      General ophthalmologist wants it for the Academy and wants it for (indiscernible). There are no new technologies like this.  So it's -- this is an amazing  strain of this great
                      event   that  is   happening   here  and   (indiscernible)
                      everything is sitting  together.  I am sure John will have some other comments about the scientific  aspects of ACIOL
                      but  it's  just   amazing.   I  really   think   that  the
                      (indiscernible)   and  timing  the   patients   perception
                      (indiscernible).

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Male Speaker:         Excuse me;  certainly the burden of proof for  endothelial stability is difficult because we are projecting forward such a great period of time such a long period of time. I can't speak to the data for the ACIOL but I can certainly say that the data that we produce -- I felt was very strong and made a very convincing argument in the issue of projecting any four year clinical trial as three year data with four year supplemental data 20 or 30 or 40 years into the future. It's just statistically (indiscernible) with uncertainty. I think that the more spread you see in those early numbers, the more difficult it's going to be to accept the null hypothesis and that is that there is no ongoing change. So I think there will be a potential problem but again that will be for the anterior chamber lenses to persuade the FDA and quite frankly, I wish them well. I think that Phakic IOLs have a place in the market. I think that as a general concept, it is a -- the procedure whose time has come the actual implementation of it whether the posterior which we believe is the best place or anterior. It's really almost irrelevant to the fact that it is a great optical correction and at that point then the market will sort itself as to what are the other things? What is the sales and support that they can get to do this? What is the size of the incision? What is the aesthetic quality to the patient and quite frankly to the surgeon in terms of the -- of the actual operation? What's involved and how long it takes? Those are the things that are going to drive the market. I think we are seen a clear level of interesting enthusiasm for an implant for a non-corneal refractive procedure and then next step is really choosing the best way to do that. And so far the ICL clearly has shown that it's a very good way to do that. And it's my belief, going forward, it will prove to be the predominant way but there will be competitors and that's to be expected.

Neal Bradsher:        Let me ask a  follow  up on that  issue  and then I have a specific question for David on the quarter. The follow up really is as I tried to follow the certain decision tree and head to the panel base and what they said, they seemed to be focused on the fact that (Edelhauser) provided multiple different benchmarks that there is no ongoing endothelial cell (indiscernible), the hexagonality and so forth. So the only issue revolved around -- okay, we don't see any mechanism and we don't see any evidence of ongoing
                      (indiscernible) and so it's just the question of the statistical significance versus the trend as the FDA statistician said of stability. It strikes me that with an anterior chamber lens if you follow that same decision tree, you'd have to have many more years of data because of the fact that there is a mechanism. Does that seem logical to you? I'm asking you to sort of talk about how

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                      the panel is looking at this issue, but that was why I was wondering whether you know this would be a far, far greater barrier for an anterior chamber lens.

John Vukich:          The barrier for an  anterior  chamber  lens is going to be the history that precedes it, not the device that is being looked  at,  but the fact  that  there  has been  negative
                      experience  with  previous  models  of  anterior   chamber
                      lenses. And so there is going to be some level of concern that is just historical in nature. Now that said, there are approved anterior chamber lenses that are available and they are different than the very first model. The difference primarily, however, for the improved versions is that they are only available as an improved option for greater than 60 years of age. Now you are taking that burden back another 40 years to age 21 and that's going to be the issue on how it plays out -- I can't speak to that although I think your concerns are valid and I am sure that will be a significant focal point of the discussion for any technology.

Stephen Slade:        Yeah (indiscernible).

John Vukich:          Sorry Steve.

Stephen Slade:        Yes.  There was a couple of things about ACIOL as John has been -- for cataract surgery,  (indiscernible)  situation, they are approved  anterior  chamber IOLs. And surgeons go
                      out  of   their   way  to   avoid   using   them   because
                      (indiscernible)  posterior chamber IOLs. The -- if as Hank
                      (Edelhauser),  I think  described,  we  believe  that  the
                      (indiscernible)  which is the minimal  surgical  procedure itself.  Certainly, the anterior chamber IOL manipulation, the anterior  chamber and if that's going to be their real challenge and you know,  wish them well, but the challenge for them is their manipulation are in the anterior chamber and it  resides  in the  anterior  chamber so that you can both say that  there is more a surgical  intervention  and
                      the   surgical   lens  itself   could   potentially   have
                      (indiscernible) chronic (indiscernible). So we'll just have to wait and see that there is a lot of interest in phakic IOLs. Any good phakic IOL that are approved would be good for ophthalmology, definitely for the patient. You see doctors adding seminars, (indiscernible) of meetings and changing (indiscernible) IOLs and visualize interest
                      (indiscernible).

David Bailey:         Yeah, and from a commercial point of view I think the guys made a couple of good points. From a company point of view, we would welcome additional phakic implants coming to the market. It'll expand the market overall and we feel we are in a very good position to deal with competitive products coming along. Particularly, since we've got the atoric in the pipeline and that upgrades the technology still further and --

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Neal Bradsher:        David, could I ask the business question ahead?

David Bailey:         Yeah.

Neal Bradsher:        And let you explain on that.

David Bailey:         Well,  I just wanted to say that what I took away from the meeting was the discussion on endothelium  raises the bar.
                      It's a very tough test and I'm just delighted that STAAR is coming through that well and we're going to bring that technology to the market.

Neal Bradsher:        That makes  sense.  I just -- I am sorry to  interrupt,  I just wanted to make sure I got a chance to ask my other question. Just on the quarter, it sounds as though the difference versus the average estimate was just a few hundred thousand dollars and it sounds from what you've said, as though it's mostly in Europe. You also mentioned, a few minutes ago, that business had picked up in September. So that makes me think that if you are talking about Europe pre-September, we are talking about Europe in August. So Europe is -- I mean -- how many surgeries ever get done in Europe in August. So it strikes me that maybe, this is an estimation issue because your business has shifted to Europe over the last couple of years, although, obviously now US is going to pick up again as you mentioned. So maybe historical seasonality wasn't a good guide with respect to how this year would shape up. Do you think that's an accurate interpretation or am I missing something?

David Bailey:         I think it's a  reasonable  one. We saw more of a slowdown than I think we'd anticipated whereas I said we are also repositioning for additional growth with cataract and that's a very important (indiscernible) that lays the foundations for the future and future growth but overall, I'm a little disappointed. I would have liked a higher number; it was not higher because of those reasons in Europe, that I take great pleasure from the numbers from the US where we saw a 2 percent increase versus prior year quarter. I had been to see investors. Quarter IV was an 11 percent down, quarter I was 8 percent, quarter II was 3 and Nick and I set the stall out to say that as we went forward, we turned that around in the second six months.
                      We actually saw that turnaround in the quarter and I think that's a very positive view and is a very significant milestone for the company. Okay.

Neal Bradsher:        Thank you.

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David Bailey:         Yeah,  I think  we're  going to have to close off. We have already run 20 minutes over time and I know John and Steve are on busy schedules and I really appreciate their time and contribution to the meeting and just would like to reiterate in closing, how excited we are about what happened last Friday. I think it's a real breakthrough, certainly for STAAR and for ophthalmology and we look forward to moving forward to bring this to market. Thank you very much for your participation and for some great questions.

Operator:             Thank you sir.  Ladies and gentlemen,  this concludes this
                      STAAR surgical conference call. If you would like to listen to a replay of today's conference call, please dial
                      800-405-2236 or 303-590-3000  with pass code 555652.  Once again, if you would like to listen to a replay of today's conference call, please dial 800-405-2236 or 303-590-3000 with password 555652. You may now disconnect and thank you for using ACT teleconferencing.